Exhibit 5.2

July 27, 2009

Bemis Company, Inc.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin 54957-0669

Re:	Bemis Company, Inc.
Registration Statement on Form S-3ASR (333-160681)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (File No. 333-160681) (the “Registration Statement”) and the Prospectus Supplement, dated July 20, 2009 (the “Prospectus Supplement”), to the Prospectus, dated July 20, 2009, of Bemis Company, Inc., a Missouri corporation (the “Registrant”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale by the Registrant under the Registration Statement of $400,000,000 aggregate principal amount of 5.65% Senior Notes due 2014 of the Registrant (the “2014 Notes”) and $400,000,000 aggregate principal amount of 6.80% Senior Notes due 2019 of the Registrant (the “2019 Notes” and the 2019 Notes together with the 2014 Notes, the “Notes”).  The Notes are to be issued under the Indenture dated as of June 15, 1995 (the “Indenture”) entered into by the Registrant and U.S. Bank National Association, as trustee, and sold pursuant to the Underwriting Agreement dated July 20, 2009 between the Registrant and the Underwriters named therein (the “Underwriting Agreement”).

We have relied, without investigation, upon the following assumptions: (i) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question; (ii) each party to the Indenture (other than the Company) has satisfied those legal requirements that are applicable to it to the extent necessary to make the Indenture valid and binding and enforceable against it; (iii) each party having rights under the Indenture (other than the Company) has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Indenture against the Company; (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (v) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (vi) the conduct of the parties to the Transaction Documents has complied with any requirement of good faith, fair dealing and conscionability; (vii) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of any of the Transaction Documents; (viii) any provision for a make-whole or other premium or similar payment upon a mandatory redemption would not be determined by a court to constitute an unenforceable penalty; (ix) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of the State of New York, the State of Missouri and the United States are publicly available to lawyers practicing in such jurisdictions; and (x) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the applicable jurisdiction has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity.

Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Notes constitute valid and legally binding obligations of the Registrant entitled to the benefits of the Indenture.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), (c) an implied covenant of good faith and fair dealing, (d) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States, and (e) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; (vi) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract; (vii) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums upon acceleration, and (viii) limit the waiver of rights under usury laws. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Notes and the Indenture.

We express no opinion as to the laws of any jurisdiction other than the laws of the state of New York, as currently in effect, including the statutory provisions and all applicable provisions of the New York Constitution and any reported judicial decisions interpreting New York laws, and the General and Business Corporation Law of the State of Missouri, as currently in effect.

We hereby consent to the use of this opinion as an exhibit to a Current Report on Form 8-K of the Registrant filed with the Commission and thereby incorporated by reference in the Registration Statement and to use our name under the heading “Validity of the Notes” in the Prospectus, without admitting that we are an “expert” within the meaning of the Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

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Very truly yours,

FAEGRE & BENSON LLP

/s/ James E. Nicholson
James E. Nicholson
Partner